                                                                    Exhibit 99.1

          PARKERVISION ENTERS INTO A DEFINITIVE AGREEMENT TO SELL VIDEO
                           DIVISION ASSETS TO THOMSON

                 Purchase Price to be Approximately $14 million

JACKSONVILLE, FLORIDA, Feb 26, 2004 - PARKERVISION, INC. (Nasdaq NMS: PRKR), announced today that it has entered into a definitive agreement to sell the assets of it's video division, which includes PVTV(TM) and Cameraman(R) products and related technology to Thomson (Euronext Paris: 18453; NYSE:TMS). The transaction is valued at approximately $14 million in cash and is subject to customary closing conditions, including approval by the holders of a majority of the outstanding shares of ParkerVision. The sale is expected to be completed in the first half of 2004. Wells Fargo acted as the Investment Banker for ParkerVision.

Chairman and CEO Jeffrey L. Parker stated, "ParkerVision has had two operating divisions for a number of years. The video division successfully developed revolutionary multi-patented television news Production Automation technology, which is an achievement we are proud of and has been adopted by some of the industry's leading broadcasters. We believe that the technology and products of our video business combined with Thomson's extensive product line will provide the best opportunity for PVTV to grow into an industry de-facto. For ParkerVision, the non-dilutive additional cash that we will receive further capitalizes the opportunity to grow the value of our Wireless Division, which will become the company's sole focus. I believe this is a win-win for both Thomson and ParkerVision."

ParkerVision, Inc., headquartered in Jacksonville, with additional facilities in Orlando, Florida, was incorporated in 1989 and designs, develops and manufactures communications technology platforms and products for the wireless and video industries. The video division is engaged in the design; development and marketing of automated live production systems for broadcasting, webcasting, and automated video camera control systems.

ParkerVision is a leader in direct conversion radio technology. Its patented D2D(TM) radio communications technology enables the development of advanced, highly integrated products for a wide range of wireless and wired radio-based devices. D2D(TM)'s innovative RF technology simplifies wireless electronics, resulting in smaller, cost-effective, high-performance wireless communications products. Additional information about ParkerVision is available at www.parkervision.com and about D2D(TM) technology at www.Direct2Data.com.

Thomson (Euronext Paris: 18453; NYSE: TMS) is the leading provider of technology and service solutions for integrated entertainment and media companies. By capitalizing on and expanding its leadership positions at the intersection of entertainment, media and technology, Thomson provides end-to-end solutions to content creators, video network operators and manufacturers and retailers through its Technicolor, Grass Valley, THOMSON and RCA brands. For more information: www.thomson.net

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10K for the year ended

December 31, 2002 and the Forms 10Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.